ASSIGNMENT AND ACCEPTANCE AGREEMENT
March 31, 2026
This Assignment and Acceptance Agreement (this “Assignment”) is dated March 31, 2026 (the “Effective Date”) and is entered into by and between Morgan Stanley Senior Funding, Inc. (the “Assignor”) and Wesley R. Edens (the “Assignee”). The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full. Reference is made to (i) the Credit Agreement identified below (as amended, supplemented or otherwise modified prior to the date hereof and as it may be further amended, supplemented, renewed, replaced, restructured or otherwise modified from time to time, the “Credit Agreement”) and (ii) the Restructuring Support Agreement, dated as of March 17, 2026 (as it may be amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time, the “RSA”), among the borrower identified below (the “Borrower”), the other Company Parties (as defined therein), the Supporting Creditors (as defined therein) party thereto and the Information Agent (as defined therein), receipt of a copy of which is, in each case, hereby acknowledged by the Assignee (and in the case of the RSA, the Assignor). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement, the RSA, or the Trade Confirm (as defined below), as applicable.
Except as expressly provided herein, for an agreed consideration, the Assignor irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions, the Credit Agreement and the “Terms and Conditions” attached as Exhibit A to the trade confirmation related to, and dated on or around the date of this Assignment (the “Trade Confirm”), (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, without limitation, any guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.
This Assignment shall become effective, and Assignee shall become the legal owner of the Assigned Interest and the lender of record under the Credit Agreement with respect to the Assigned Interest, immediately upon the Effective Date. Solely in the event that the Payment Date has not occurred on or prior to the earlier of (x) December 31, 2026 and (y) the RSA Termination Date (as defined in the RSA, but excluding any automatic termination of the RSA pursuant to the first sentence of Section 13 thereof upon the Restructuring Effective Date) (the “Termination Date”) (and in no other circumstance), this Assignment shall be deemed null and void and, from and after such time, no assignment of any loans of the Assignor shall be deemed to have occurred pursuant to this Assignment, Assignor shall be deemed to be the lender of record under the Credit Agreement with respect to the Assigned Interest, and any payments made to Assignee in respect of the Assigned Interest on or following the Effective Date and on or prior to the Termination Date shall be promptly paid over to the Assignor from Assignee. On and from the Termination Date, each of the Assignor and Assignee hereby irrevocably agrees and undertakes to take all steps reasonably necessary to ensure the voidance of this Assignment shall be given full effect, including by the Borrower.
No recording fee payable pursuant to Section 9.6(e) of the Credit Agreement shall be payable in connection with this Assignment.

1.	Assignor:	Morgan Stanley Senior Funding, Inc.
2.	Assignee:	Wesley R. Edens
3.	Borrower:	NEW FORTRESS ENERGY INC., a Delaware corporation
4.	Administrative Agent:	MORGAN STANLEY SENIOR FUNDING, INC.
5.	Credit Agreement:	The Credit Agreement, dated as of July 19, 2024, by and among NEW FORTRESS ENERGY INC., a Delaware corporation, as the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent
6.	Assigned Interest:	$109,571,266.40

Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitments/Loans Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of all Lenders
$294,999,563.37	$109,571,266.40	37.142857145%

Effective Date: March 31, 2026
7.    Notice and Wire Instructions:
MORGAN STANLEY SENIOR FUNDING, INC.    WESLEY R. EDENS
Notices:        Notices:

msloanservicing@morganstanley.com

Attention: MSLoanServicing        Attention:
E-mail: msloanservicing@morganstanley.com        Fax:
with a copy (which shall not constitute notice) to:    with a copy (which shall not constitute notice) to:
Cahill Gordon & Reindel LLP
Ariel Goldman (AGoldman@cahill.com)
Matthew Rosenthal (MRosenthal@cahill.com)
Attention:        Attention:
Fax:        Fax:

Wire Instructions:        Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:
ASSIGNOR

MORGAN STANLEY SENIOR FUNDING, INC.
By:
    Title:

ASSIGNEE

WESLEY R. EDENS
By:

[Signature Page to Assignment and Acceptance]

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
    Title:
[Signature Page to Assignment and Acceptance]

ANNEX 1
TERMS AND CONDITIONS FOR ASSIGNMENT AND ACCEPTANCE AGREEMENT
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has taken all action necessary to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement (after giving effect to the Waiver to Credit Agreement, dated as of the Effective Date, among the Borrower and the Required Lenders (the “Term Loan A Amendment”), (ii) it meets all the requirements to be an assignee under Section 9.6(c) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.6(c) of the Credit Agreement and after giving effect to the Term Loan A Amendment), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in the business of acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2.    Payments. All payments with respect to the Assigned Interest shall be made as follows: from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. In the event the Termination Date occurs, all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) occurring after the Termination Date shall be made to the Assignor, and any payments made to Assignee in respect of the Assigned Interest on or following the Effective Date and on or prior to the Termination Date shall be promptly paid over to the Assignor from Assignee, whether such amounts accrued before, on or after the Effective Date.
3.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts,
Annex 1-1

which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment in the form of an Electronic Signature shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.
Annex 1-2